Exhibit 4.1

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, SUBJECT TO SECTION 11 HEREOF, AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

THE BERMUDA MONETARY AUTHORITY (THE “BMA”) IN ITS POLICY DATED JUNE 1, 2005 PROVIDES THAT WHERE ANY EQUITY SECURITIES OF A BERMUDA COMPANY ARE LISTED ON AN APPOINTED STOCK EXCHANGE (THE NASDAQ STOCK MARKET (“NASDAQ”) IS SUCH AN EXCHANGE), GENERAL PERMISSION IS GIVEN FOR THE ISSUE AND SUBSEQUENT TRANSFER OF ANY SECURITIES OF THE COMPANY (WHICH INCLUDES THE SHARES ISSUABLE UPON EXERCISE HEREOF) FROM AND/OR TO A NON-RESIDENT OF BERMUDA, FOR AS LONG AS ANY EQUITY SECURITIES OF THE COMPANY REMAIN SO LISTED. NOTWITHSTANDING THE ABOVE GENERAL PERMISSION, WE HAVE OBTAINED FROM THE BMA ITS PERMISSION FOR THE ISSUE AND FREE TRANSFERABILITY OF OUR SHARES (INCLUDING THE SHARES ISSUABLE UPON EXERCISE HEREOF) AND OTHER SECURITIES, AS LONG AS WE HAVE SHARES THAT ARE LISTED ON NASDAQ OR ON AN APPOINTED STOCK EXCHANGE, TO AND AMONG PERSONS WHO ARE NON- RESIDENTS OF BERMUDA FOR EXCHANGE CONTROL PURPOSES.

WARRANT AGREEMENT

to Purchase Common Shares of

UROVANT SCIENCES LTD.

Dated as of February 20, 2019 (the “Effective Date”)

WHEREAS, Urovant Sciences Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”), has entered into a Loan and Security Agreement of even date herewith (as amended and in effect from time to time, the “Loan Agreement”) with Hercules Capital, Inc., formerly known as Hercules Technology Growth Capital, Inc., a Maryland corporation, in its capacity as lender (the “Warrantholder”), and in its capacity as administrative and collateral agent, and the other lender parties thereto;

WHEREAS, pursuant to the Loan Agreement and as additional consideration to the Warrantholder for, among other things, its agreements in the Loan Agreement, the Company has agreed to issue to the Warrantholder this Warrant Agreement, evidencing the right to purchase Common Shares (as defined below) (this “Warrant” or this “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder having executed and delivered the Loan Agreement for, among other things, its agreements in the Loan Agreement, and in consideration of making advances thereunder and the mutual covenants and agreements contained herein, the Company and the Warrantholder agree as follows:

SECTION 1.GRANT OF THE RIGHT TO PURCHASE COMMON SHARES.

(a)For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from the Company up to the aggregate number of fully paid and non- assessable Common Shares as determined pursuant to Section 1(b) below, at a purchase price per share equal to the Exercise Price (as defined below). The number and kind of securities purchasable hereunder and the Exercise Price are each subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“Acknowledgement of Exercise” has the meaning set forth in Section 3(a) of this Agreement.

“Act” means the Securities Act of 1933, as amended.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in the States of California or New York are closed for business

“Charter” means the Company’s Certificate of Incorporation, Memorandum of Association, Amended and Restated Bye-laws or other constitutional document, as may be amended and in effect from time to time.

“Claim” has the meaning set forth in Section 12(o) of this Agreement.

“Common Shares” means the Company’s common shares, par value $0.000037453 per share, as presently authorised under the Charter, and any class and/or series of the Company’s share capital for or into which such common shares may be converted or exchanged in a reorganization, recapitalization or similar transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Registration” means (i) a registration pursuant to which the Company may register up to $150,000,000 of securities in any registered offering or series of offerings declared effective prior to September 30, 2019; (ii) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to an equity option, equity purchase, or similar plan; (iii) a registration relating to an SEC Rule 145 transaction; or (iv) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, provided that, for the avoidance of doubt, the inclusion of information regarding this Warrant and the plan of distribution of and selling securityholder information related to the Common Shares issuable upon exercise of this Warrant, shall not constitute a basis for excluding the Registrable Securities from a registration pursuant to this clause (iv).

“Exercise Price” means $9.02, subject to adjustment from time to time in accordance with the provisions of this Warrant.

“Expiration Time” has the meaning set forth in Section 2 of this Agreement.

“Merger Event” means any of the following: (i) a sale, amalgamation, lease or other transfer of all or substantially all assets of the Company; (ii) any merger or consolidation involving the Company in which the Company is not the surviving entity or in which the outstanding shares of the Company’s share capital are otherwise converted into or exchanged for shares of capital stock or other securities or property of another entity; or (iii) any sale by holders of the outstanding voting equity securities of the Company in a single transaction or series of related transactions of shares constituting a majority of the outstanding combined voting power of the Company.

“Net Settlement” has the meaning set forth in Section 3(a) of this Agreement.

“Notice of Exercise” has the meaning set forth in Section 3(a) of this Agreement.

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the then-effective Exercise Price multiplied by the number of Common Shares as to which this Warrant is then exercised.

“Registrable Securities” means (i) the shares issuable upon exercise of this Warrant and (ii) any other Common Shares issued as a dividend or other distribution with respect to, in exchange for or in replacement of such shares; provided that the securities referred to in (i)-(ii) above shall cease to be Registrable Securities (A) upon the sale of such securities pursuant to the Registration Statement or (B) upon the sale of such securities pursuant to Rule 144.

“Regulation D” means Regulation D under the Act.

“Rule 144” means Rule 144 promulgated under the Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Transfer Notice” has the meaning set forth in Section 11 of this Agreement.

(b)Number of Shares. This Warrant shall be exercisable for an aggregate of 33,259 Common Shares, subject to adjustment from time to time in accordance with Section 8 of this Warrant.

SECTION 2.TERM OF THE AGREEMENT.

The term of this Agreement and the right to purchase Common Shares as granted herein shall commence on the Effective Date and shall be exercisable until the earlier of (a) 5:00 p.m. (Eastern Time) on the seventh (7th) anniversary of the Effective Date and (b) the closing of a Merger Event (the “Expiration Time”).

SECTION 3.EXERCISE OF THE PURCHASE RIGHTS.

(a)Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the Expiration Time, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed, and the Purchase Price (payable in cash or check in the event the Warrantholder does not elect Net Settlement). Promptly upon receipt of the Notice of Exercise and the Purchase Price in accordance with the terms set forth below, and in no event later than five (5) Business Days thereafter, the Company or its transfer agent shall, at the election of the Company, either (i) issue to the Warrantholder a certificate for the number of Common Shares purchased or (ii) credit the same via book entry to the Warrantholder, and the Company shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of Common Shares which remain subject to future purchases under this Warrant, if any.

The Purchase Price may be paid at the Warrantholder’s election either by (i) cash or check, or (ii) surrender of that number of Common Shares issuable upon exercise of this Warrant having an aggregate current fair market value equal to the Purchase Price (“Net Settlement”). The net number of Common Shares issuable to the Warrantholder upon any Net Settlement shall be calculated as follows:

X =	Y(A-B)
A

Where:	X =	the number of Common Shares to be issued to the Warrantholder.
	Y =	the number of Common Shares requested to be exercised under this Agreement.
	A =	the current fair market value of one (1) Common Share at the time of exercise of this Warrant.
	B =	the then-effective Exercise Price.

For purposes of the above calculation, the current fair market value of Common Shares shall mean with respect to each Common Share:

(i)at all times when the Common Shares are traded on a national securities exchange, inter-dealer quotation system or over-the-counter bulletin board service, the current fair market value of one (1) Common Share shall be deemed to be the volume-weighted average of the closing prices over the ten (10) consecutive trading days ending two (2) trading days before the day the current fair market value of the securities is being determined;

(ii)if the exercise is effected automatically pursuant to Section 3(b) in connection with a Merger Event, the current fair market value of a Common Share shall be deemed to be the per share value received by the holders of the outstanding Common Shares pursuant to such Merger Event as determined in accordance with the definitive transaction documents executed among the parties in connection therewith; and

(iii)in cases other than as described in the foregoing clauses (i) and (ii), the current fair market value of one (1) Common Share shall be determined in good faith by the Company’s Board of Directors.

The number of Common Shares issuable upon Net Settlement shall be rounded down to the nearest whole Common Share, with the value of any fractional Common Share being paid to the Warrantholder in cash pursuant to Section 5 below.

Upon partial exercise of this Warrant by either cash or check or Net Settlement prior to the Expiration Time, the Company shall promptly issue an amended Agreement representing the remaining number of Common Shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to, the Effective Date hereof.

(b)Exercise  Prior to  Expiration. To the extent that the Warrantholder has not exercised its purchase rights under this Warrant to all Common Shares subject hereto prior to the Expiration Time, and if the current fair market value of one (1) Common Share is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to Net Settlement in accordance with Section 3(a) (even if not surrendered) as of immediately prior to the Expiration Time, and upon such automatic exercise shall be deemed surrendered. For purposes of such automatic exercise, the current fair market value of one (1) Common Share shall be determined pursuant to Section 3(a). To the extent this Warrant or any portion hereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of Common Shares, if any, the Warrantholder is entitled to receive by reason of such automatic exercise, and to issue or cause its transfer agent to issue a certificate or a book-entry credit to the Warrantholder evidencing such shares.

SECTION 4.RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of Common Shares to provide for the exercise of the rights to purchase Common Shares as provided for herein.

SECTION 5.NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor in an amount equal to the product of (a) the current fair market value of one (1) Common Share determined in accordance with Section 3(a) multiplied by (b) the fraction of a Common Share that would otherwise be issuable hereunder.

SECTION 6.NO RIGHTS AS SHAREHOLDER.

Without limitation of any provision hereof, the Warrantholder agrees that this Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the issuance of Common Shares to the Warrantholder pursuant to the exercise of its purchase rights set forth in this Agreement.

SECTION 7.WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. The Warrantholder’s initial address, for purposes of such registry, is set forth in Section 12(g) below. The Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8.ADJUSTMENT RIGHTS.

The number and kind of securities purchasable hereunder, if any, and the Exercise Price are each subject to adjustment from time to time, as follows:

(a)Reclassification of Shares. Except for a Merger Event, if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the Common Shares as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes of securities, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(a) shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

(b)Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Common Shares, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of shares for which this Warrant is exercisable shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of shares for which this Warrant is exercisable shall be proportionately decreased.

(c)Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:

(i)pay a dividend with respect to the Common Shares payable in additional Common Shares, then the Exercise Price shall be adjusted, from and after the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of Common Shares outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of Common Shares outstanding immediately after such dividend or distribution, and the number of Common Shares for which this Warrant is exercisable shall be proportionately increased; or

(ii)make any other dividend or distribution on or with respect to Common Shares, except any dividend or distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Common Shares as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d)Notice of Certain Events. If: (i) the Company shall declare any dividend or distribution upon its outstanding Common Shares, payable in shares, cash, property or other securities; (ii) the Company shall offer for subscription pro rata to the holders of its Common Shares any additional shares of any class or other rights; (iii) there shall be any Merger Event; or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall give the Warrantholder notice thereof at the same time and in the same manner as it gives notice thereof to the holders of outstanding Common Shares. In addition, if at any time the number of Common Shares (or other securities of any other class or classes of securities of the Company for which this Warrant is then exercisable) outstanding is reduced such that the number of Common Shares or other securities issuable upon exercise of this Warrant shall exceed five percent (5%) of the then outstanding class of such securities, then, within three (3) Business Days of such event, the Company shall give the Warrantholder written notice thereof.

SECTION 9.REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a)Reservation of Common Shares. The Company covenants and agrees that all Common Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided that the Common Shares issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter currently in effect. The issuance of certificates or book-entry credit for Common Shares upon exercise of this Warrant shall be made without charge to the Warrantholder for any issuance or transfer tax in respect thereof, or other cost incurred by the Company in connection with such exercise and related issuance of Common Shares; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b)Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to the Warrantholder of the right to acquire the Common Shares, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement: (i) does not violate the Charter; and (ii) does not contravene any law or governmental rule, regulation or order applicable to the Company, except in the case of this clause (ii) as would not reasonably be expected to have a material adverse effect on the business, condition or operations of the Company. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of any notices pursuant to Regulation D and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d)Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Common Shares upon exercise of this Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(a)(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(e)Information Rights. If at any time prior to the earliest to occur of (i) the date of sale or other disposition by the Warrantholder of this Warrant to a third party not then a party to the Loan Agreement or of all Common Shares issued on exercise of this Warrant, (ii) the date that all Indebtedness (as defined in the Loan Agreement) owed by the Company to the Warrantholder has been repaid or the Warrantholder is no longer a lender under the Loan Agreement and (iii) the Expiration Time, the Company shall not be required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, or shall not have timely filed all such required reports, the Warrantholder shall be entitled to the information rights contained in Sections 7.1(a), (b) and (c) of the Loan Agreement, and in any such event such sections of the Loan Agreement are hereby incorporated into this Agreement by this reference as though fully set forth herein.

(f)Confidentiality. The Warrantholder acknowledges and agrees that any Confidential Information (as defined in the Loan Agreement) it may obtain pursuant to the terms of this Agreement shall be subject to the confidentiality provisions set forth in Section 11.13 of the Loan Agreement, which obligations shall survive any termination of this Agreement

(g)Registration of Shares. If the Company proposes to register (including, for this purpose, a registration effected by the Company for the sale by the Company of its securities and/or the resale of securities of the Company by security holders other than the Warrantholder) the sale or resale of any of its Common Shares or other securities under the Act in connection with the public offering of such securities (other than in an Excluded Registration), the Company shall cause to be registered all of the Registrable Securities in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 9(g) before the effective date of such registration, provided that the Company’s obligations to register the Registrable Securities under this Section 9(g) in any subsequent registration (other than in an Excluded Registration) shall continue following any such termination or withdrawal. All fees and expenses incident to the Company’s performance of or compliance with its obligations under this Section 9(g) (excluding any underwriting discounts and selling commissions) shall be borne by the Company.

(h)Rule 144 Compliance. The Company shall, at all times prior to the earlier to occur of (i) the date of sale or other disposition by the Warrantholder of this Warrant or all Common Shares issued on exercise of this Warrant and (ii) the Expiration Time, use commercially reasonable efforts to timely file all reports required under the Exchange Act and otherwise timely take all actions necessary to permit the Warrantholder to sell or otherwise dispose of this Warrant and the Common Shares issued on exercise hereof pursuant to Rule 144. If the Warrantholder proposes to sell Common Shares issuable upon the exercise of this Agreement in compliance with Rule 144, then, upon the Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within five (5) Business Days after receipt of such request, a written statement confirming the Company’s compliance with the filing and other requirements of such Rule 144.

SECTION 10.REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a)Investment Purpose. This Warrant and the Common Shares issued or issuable on exercise hereof have been or will be acquired for investment and not with a view to the sale or distribution of any part thereof in violation of applicable federal and state securities laws, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption from registration under the Act.

(b)Private Issue. The Warrantholder understands that (i) the Common Shares issuable upon exercise of this Agreement are not, as of the Effective Date, registered under the Act or qualified under applicable state securities laws, and (ii) the Company’s reliance on exemption from such registration is predicated on the representations set forth in this Section 10.

(c)Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d)Accredited Investor. The Warrantholder is, and on each date it exercises this Warrant and pays the Purchase Price in accordance with the terms hereof will be, an “accredited investor” within the meaning of Rule 501 of Regulation D.

(e)Restricted Securities. The Warrantholder understands that unless and until a registration statement is effective under the Act covering the resale of the Common Shares issuable upon exercise of this Warrant, it may be required to hold such securities and may not be able to sell such securities when desired. The Warrantholder also understands that any sale of this Warrant or the Common Shares issued hereunder that may be made by it in reliance upon Rule 144 may be made only in accordance with the terms and conditions thereof.

(f)No Short Sales. The Warrantholder has not at any time on or prior to the Effective Date engaged in any short sales, hedging activities or equivalent transactions in the Common Shares. The Warrantholder agrees that at all times from and after the Effective Date and on or before the Expiration Time, it shall not engage in any short sales, hedging activities or equivalent transactions in the Common Shares.

SECTION 11.TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights and obligations hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”) at the Company’s principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes. Notwithstanding anything herein or in any legend to the contrary, the Company shall not require an opinion of counsel in connection with any sale, assignment or other transfer by the Warrantholder of this Warrant (or any portion hereof or any interest herein) or of any Common Shares issued upon any exercise hereof to an affiliate (as defined in

Regulation D) of the Warrantholder, provided that such affiliate is an “accredited investor” as defined in Regulation D and agrees to be bound by the terms applicable to such Warrant or Common Shares as provided herein.

SECTION 12.MISCELLANEOUS.

(a)Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

(b)Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where such party will not have an adequate remedy at law and where damages will not be readily ascertainable.

(c)No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be reasonably necessary or appropriate in order to protect the rights of the Warrantholder against impairment. Notwithstanding the foregoing, nothing in this Section 12(c) shall negate or otherwise restrict or impair the Company’s right to effect any changes to the rights, preferences, privileges or restrictions associated with the Common Shares so long as such changes do not adversely affect the rights, preferences, privileges or restrictions associated with the Common Shares issuable upon exercise of this Warrant in a manner different from the effect that such changes have generally on the rights, preferences, privileges or restrictions associated with all other Common Shares.

(d)Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses and reasonable costs of proceedings incurred in enforcing this Agreement. For the purposes of this Section 12(e), attorneys’ fees shall include without limitation reasonable fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery;

(iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(e)Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(f)Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered and received upon the earliest of: (i) personal delivery to the party to be notified, (ii) when sent by confirmed receipt telex, electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, and (iv) one Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, and shall be addressed to the party to be notified as follows:

If to the Warrantholder:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Kristen Kosofsky 400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@herculestech.com, kkosofsky@htgc.com, mdutra@htgc.com

Telephone: 650-289-3060

If to the Company:

UROVANT SCIENCES LTD.

C/O UROVANT SCIENCES, INC.

Legal Department

Attention: Bryan Smith, General Counsel 5151 California Ave.

Irvine, CA 92617

email: bryan.smith@urovant.com

Telephone: 949-652-6852

With a copy (which shall not constitute notice) to:

O’MELVENY & MYERS LLP

Attention: Mark Peterson

610 Newport Center Drive, Suite 1700 Newport Beach, CA 92660

email: mpeterson@omm.com Telephone: 949-823-6971

or to such other address as each party may designate for itself by like notice.

(g)Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(h)Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(i)Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Agreement and, specifically, the provisions of Sections 12(n), 12(o), 12(p), 12(q) and 12(r).

(j)No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(k)No Waiver. Except for the requirement that this Warrant be exercised (or be deemed exercised), if at all, prior to the Expiration Time, no omission or delay by the Warrantholder or the Company at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Company or the Warrantholder, respectively at any time designated, shall be a waiver of any such right or remedy to which such party is entitled, nor shall it in any way affect the right of such party to enforce such provisions thereafter during the term of this Agreement.

(l)Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of the Warrantholder and the Company, as applicable, and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(m)Governing Law. This Agreement has been negotiated and delivered to the Warrantholder in the State of California, and shall be deemed to have been accepted by the Warrantholder in the State of California. Delivery of Common Shares to the Warrantholder by the Company under this Agreement is due in the State of California. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(n)Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (i) consents to personal jurisdiction in Santa Clara County, State of California; (ii) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (iii) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (iv) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(o)Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes arising under or in connection with this Warrant be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND THE WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST THE WARRANTHOLDER OR ITS ASSIGNEE OR BY THE WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY RELATING TO THIS WARRANT. This waiver extends to all such Claims, including Claims that involve persons or entities other the Company and the Warrantholder; Claims that arise out of, or are in any way connected to the relationship between the Company and the Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(p)Arbitration. If the Mutual Waiver of Jury Trial set forth in Section 12(p) is ineffective or unenforceable, the parties agree that all Claims shall be submitted to binding arbitration in accordance with the commercial arbitration rules of JAMS, such arbitration to occur before one arbitrator, which arbitrator shall be a retired California state judge or a retired Federal court judge. Such proceeding shall be conducted in Santa Clara County, State of California, with California rules of evidence and discovery applicable to such arbitration. The decision of the arbitrator shall be binding on the parties, and shall be final and nonappealable to the maximum extent permitted by law. Any judgment rendered by the arbitrator may be entered in a court of competent jurisdiction and enforced by the prevailing party as a final judgment of such court.

(q)Pre-arbitration Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(o), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by binding arbitration.

(r)Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts (including by facsimile or electronic delivery (PDF)), and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(s)Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to the Warrantholder or the Company by reason of the other party’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by the Warrantholder and the Company. If the Warrantholder and the Company institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that the Company or the Warrantholder, respectively has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

(t)Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

(u)Legends. To the extent required by applicable laws, this Warrant and the Common Shares issuable hereunder may be imprinted with a restricted securities legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

THE BERMUDA MONETARY AUTHORITY (THE “BMA”) IN ITS POLICY DATED JUNE 1, 2005 PROVIDES THAT WHERE ANY EQUITY SECURITIES OF A BERMUDA COMPANY ARE LISTED ON AN APPOINTED STOCK EXCHANGE (THE NASDAQ STOCK MARKET (“NASDAQ”) IS SUCH AN EXCHANGE), GENERAL PERMISSION IS GIVEN FOR THE ISSUE AND SUBSEQUENT TRANSFER OF ANY SECURITIES OF THE COMPANY (WHICH INCLUDES THE SHARES ISSUABLE UPON EXERCISE HEREOF) FROM AND/OR TO A NON- RESIDENT OF BERMUDA, FOR AS LONG AS ANY EQUITY SECURITIES OF THE COMPANY REMAIN SO LISTED. NOTWITHSTANDING THE ABOVE GENERAL PERMISSION, WE HAVE OBTAINED FROM THE BMA ITS PERMISSION FOR THE ISSUE AND FREE TRANSFERABILITY OF OUR SHARES (INCLUDING THE SHARES ISSUABLE UPON EXERCISE HEREOF) AND OTHER SECURITIES, AS LONG AS WE HAVE SHARES THAT ARE LISTED ON NASDAQ OR ON AN APPOINTED STOCK EXCHANGE, TO AND AMONG PERSONS WHO ARE NON- RESIDENTS OF BERMUDA FOR EXCHANGE CONTROL PURPOSES.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	UROVANT SCIENCES LTD.

	By:	/s/ Keith Katkin
	Name:	Keith Katkin
	Title:	Principal Executive Officer

WARRANTHOLDER:	HERCULES CAPITAL, INC.

	By:	/s/ Zhuo Huang
	Name:	Zhuo Huang
	Title:	Associate General Counsel

EXHIBIT I

NOTICE OF EXERCISE

To:	Urovant Sciences Ltd.
(1)

The undersigned Warrantholder hereby elects to purchase [ ] Common Shares of Urovant Sciences Ltd. (the “Company”), pursuant to the terms of the Warrant Agreement dated February 20, 2019 (the “Agreement”) between the Company and Hercules Capital, Inc., and tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any. [NET SETTLEMENT: elects pursuant to Section 3(a) of the Agreement to effect a Net Settlement.]

(2)	Please issue a certificate or certificates or book-entry credit(s) representing said Common Shares in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:	HERCULES CAPITAL, INC.

By:
Name:
Title:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned [                                                                    ], hereby acknowledges receipt of the “Notice of Exercise” from Hercules Capital, Inc. to purchase [ ] Common Shares of Urovant Sciences Ltd., pursuant to the terms of the Warrant Agreement by and between Urovant Sciences Ltd. and Hercules Capital, Inc., dated February 20, 2019 (the “Warrant Agreement), and further acknowledges that [               ] shares remain subject to purchase under the terms of the Warrant Agreement.

COMPANY:	UROVANT SCIENCES LTD.

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Warrant Agreement by and between Urovant Sciences Ltd. and Hercules Capital, Inc., dated February 20, 2019 (the “Warrant Agreement), execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant Agreement and all representations, warranties, rights and obligations evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Warrant Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant Agreement.